SECOND AMENDMENT TO
CREDIT AGREEMENT

THIS SECOND AMENDMENT ("Amendment") dated as of March 3, 2008, by and between Superior Materials, LLC and BWB, LLC, each a Michigan limited liability company ("Companies") and Comerica Bank ("Bank").

RECITALS:

A. Companies and Bank entered into a Credit Agreement dated as of April 6, 2007, as amended by one amendment ("Agreement").

B. Companies and Bank desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1. The following definition in Section 1 of the Agreement is amended to read as follows:

> "Borrowing Base" shall mean as of any date of determination, the sum of (a) eighty five percent (85%) of Eligible Accounts, plus (b) the lesser of (i) fifty percent (50%) (subject to Bank approval in its sole and absolute discretion, but in no case less than forty percent (40%)) of Eligible Inventory and (ii) $5,000,000, plus (c) during the period beginning January 1 and ending May 31 of each year, Two Million Five Hundred Thousand Dollars ($2,500,000); provided however, that the Borrowing Base shall be determined on the basis of the most current borrowing base certificate required to be submitted hereunder, provided, further, that the amount determined as the Borrowing Base shall be subject to any reserves for contras/offsets, potential offsets due to customer deposits, and such other reserves as reasonably established by Bank in the exercise of its reasonable credit judgment from time to time, including, without limitation any reserves or other adjustments established by Bank, in each case in the exercise of its reasonable credit judgment on the basis of any collateral audits conducted hereunder. In the event that Bank, at any time in the exercise of its reasonable credit judgment, determines that the dollar amount of Eligible Accounts collectable by a Company is reduced or diluted as a result of discounts or rebates granted by the applicable Company to the respective Account Debtor(s), returned or rejected Inventory or services, or such other reasons or factors as Bank deems applicable in the exercise of its reasonable credit judgment, Bank may, in the exercise of its reasonable credit judgment, upon five (5) business days' prior written notice to Companies, reduce or otherwise modify the percentage of Eligible Accounts included within the Borrowing Base and/or reduce the dollar amount of Eligible Accounts by an amount determined by Bank in its reasonable credit judgment.

2. Each Company hereby represents and warrants that, after giving effect to the amendment contained herein, (a) execution, delivery and performance of this Amendment and

any other documents and instruments required under this Amendment or the Agreement are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of such Company's Articles of Organization or Operating Agreement, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Companies set forth in Sections 6.1 through 6.5 and 6.7 through 6.14 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Companies set forth in Section 6.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Companies in accordance with Section 7.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement) or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, as hereby amended, has occurred and is continuing as of the date hereof.

3. Except as expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

4. Companies hereby waive, discharge, and forever release Bank, Bank's employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions that Companies has or may have had at any time up through and including the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions arose as a result of Bank's actions or omissions in connection with the Agreement, or any amendments, extensions or modifications thereto, or Bank's administration of debt evidenced by the Agreement or otherwise.

5. This Amendment shall be effective upon (a) execution of this Agreement by Companies and the Bank and (b) execution by the Guarantor of the attached Reaffirmation of Guaranty.

IN WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK

By: [signature]
Rodney Clark
Its: Vice President

SUPERIOR MATERIALS, LLC

By: [signature]
Its: VP & General Mgr

BWB, LLC

By: [signature]
Its: VP & General Mgr

Detroit_831792_1

REAFFIRMATION OF GUARANTY

The undersigned acknowledges the foregoing First Amendment, including the merger acknowledgment and ratifies and confirms its obligations under its Guaranty of Companies' obligations to the Bank and acknowledges that the Guaranty remain in full force and effect in accordance with its terms subject to no setoff, defense or counterclaim.

March 3, 2008

SUPERIOR MATERIALS HOLDINGS, LLC

By: ______________________________

Its: President

CLOSING AGENDA FOR
SUPERIOR MATERIALS, LLC

1. Second Amendment to Credit Agreement (831792)